Third Point Re Reports First Quarter 2018 Earnings Results
Gross Premiums Written of $378.4 million and Combined Ratio of 104.5% for first quarter of 2018
HAMILTON, Bermuda, May 9, 2018, Third Point Reinsurance Ltd. (“Third Point Re” or the “Company”) (NYSE:TPRE) today announced results for its first quarter ended March 31, 2018.
Third Point Re reported a net loss available to common shareholders of $26.0 million, or $(0.26) per diluted common share, for the three months ended March 31, 2018, compared to net income of $104.2 million, or $0.98 per diluted common share, for the three months ended March 31, 2017.
For the three months ended March 31, 2018, diluted book value per share decreased by $0.26 per share, or 1.7%, to $15.39 per share as of March 31, 2018, from $15.65 per share as of December 31, 2017.
“During the first quarter, we generated premiums written of $378 million, an increase of 159% compared to the prior year’s quarter.  Our combined ratio for the quarter was 104.5%, compared to 106.3% in the prior year’s first quarter,” commented Rob Bredahl, President and Chief Executive Officer.  “We experienced significant premium growth in the first quarter compared to the prior year, driven by new business and the timing of certain renewals. We were pleased with the business written during the quarter, which was generally at improved terms and underlying pricing. We expect this to contribute to an improvement in our underwriting results as this premium is earned.  Our investment returns and overall return on equity reflected a modest loss for the quarter, however, we remain confident that the improvements in our underwriting results as well as Third Point LLC’s proven track record will generate attractive returns to our shareholders over time.”
The following table shows certain key financial metrics for the three months ended March 31, 2018 and 2017:

	2018	2017
	($ in millions, except for per share data and ratios)
Gross premiums written	$378.4	$146.4
Net premiums earned	$142.5	$138.0
Net underwriting loss (1)	$(6.4)	$(8.7)
Combined ratio (1)	104.5%	106.3%
Net investment return on investments managed by Third Point LLC	(0.2)%	5.8%
Net investment income (loss)	$(2.2)	$128.5
Net investment income on float (2)	$2.6	$36.1
Net income (loss) available to Third Point Re common shareholders	$(26.0)	$104.2
Diluted earnings (loss) per common share	$(0.26)	$0.98
Change in diluted book value per share (2)	(1.7)%	6.7%
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders (2)	(1.6)%	7.4%
Net investments managed by Third Point LLC (3)	$2,532.8	$2,589.9
Invested asset leverage (3)	1.58	1.56

(1)	See the accompanying Segment Reporting for a calculation of net underwriting loss and combined ratio.

(2)
Net investment income on float, change in diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders are non-GAAP financial measures. There are no comparable GAAP measures. See the accompanying Reconciliation of Non-GAAP Measures and Key Performance Indicators for an explanation and calculation of net investment income on float, diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders.

(3)	Prior year comparatives represent amounts as of December 31, 2017.
Property and Casualty Reinsurance Segment
Gross premiums written increased by $232.0 million, or 158.5%, to $378.4 million for the three months ended March 31, 2018 from $146.4 million for the three months ended March 31, 2017.
The increase in gross premiums written for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 was primarily due to new contracts, including one large multi-line quota share contract for $91.6 million and a net increase of $125.3 million for contracts renewed in the current year period with no comparable premium in the prior year period.
The increase in net premiums earned for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 was primarily due to a higher in-force underwriting portfolio.

We recorded a $0.5 million improvement in the net underwriting results for the three months ended March 31, 2018, related to changes in estimates of prior years’ loss reserves and the related impact of acquisition costs.

There was minimal impact on the net underwriting results related to changes in estimates of prior years’ loss reserves for the three months ended March 31, 2017.
Investments
The return on investments managed by Third Point LLC by strategy for the three months ended March 31, 2018 and 2017 was as follows:

	2018			2017
	Long	Short	Net	Long	Short	Net
Equity	(0.7)%	—%	(0.7)%	6.4%	(1.2)%	5.2%
Credit	0.4%	(0.1)%	0.3%	0.4%	(0.2)%	0.2%
Other	0.5%	(0.3)%	0.2%	0.8%	(0.4)%	0.4%
Net investment return on investments managed by Third Point LLC	0.2%	(0.4)%	(0.2)%	7.6%	(1.8)%	5.8%
The net investment results for the three months ended March 31, 2018, were primarily attributable to losses in the long equity portfolio partially offset by gains in structured credit and hedges. Within the long equity portfolio, performance within the Consumer and Industrials sectors detracted from positive returns in the financials and technology, media and telecommunications sectors. Within credit, the structured credit generated gains amidst a favorable backdrop for the U.S. mortgage-backed securities in the portfolio. The macro and other strategies contributed gains through profitable hedges.
Share Repurchase Program
During the three months ended March 31, 2018, the Company repurchased and retired 1,638,308 of its common shares in the open market for $23.8 million at a weighted average cost, including commissions, of $14.55 per share.
As of March 31, 2018, the Company is authorized to repurchase up to an aggregate of $176.2 million of additional common shares under its share repurchase program.
Impact of tax reform
On December 22, 2017, the U.S. Government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code. The following is a summary of the estimated impact of key elements of the Tax Act that could potentially impact the Company:
Base Erosion Anti-abuse Tax (“BEAT”)
The Company does not anticipate any impact from this provision of the Tax Act as Third Point Reinsurance (USA) Ltd. does not expect to exceed the $500 million gross receipts threshold for application of the BEAT.
Changes to rate and other deductions
The U.S. federal corporate tax rate decreased from 35% to 21%. The Company does not anticipate material changes to its effective tax rate as a result of the other changes to deductions within the Tax Act.
Passive Foreign Investment Company (“PFIC”)
The Tax Act modifies the active insurance exception to PFIC status by adding a requirement that loss and loss adjustment expenses and certain reserves must generally constitute more than 25% of the company’s total assets for the relevant year. By adding an additional “bright line” test to the existing PFIC requirements, the Tax Act significantly increases the risk that a non-US insurer will be treated as a PFIC, even if it actively conducts insurance operations. There remain significant uncertainties as to the interpretation of the PFIC active insurance exception given the lack of final IRS regulations.  Although the Company intends to structure its assets and operations, as practicable, in a manner to avoid being classified as a PFIC for 2018, there can be no assurance that the Company will be able to satisfy the requirements of the Tax Act.

Conference Call Details
The Company will hold a conference call to discuss its first quarter 2018 results at 8:30 a.m. Eastern Time on May 10, 2018. The call will be webcast live over the Internet from the Company’s website at www.thirdpointre.bm under the “Investors” section. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call will also be available by dialing 1-877-407-0789 (domestic) or 1-201-689-8562 (international). Participants should ask for the Third Point Reinsurance Ltd. first quarter earnings conference call.
A replay of the live conference call will be available approximately three hours after the call. The replay will be available on the Company’s website or by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay passcode 13678226. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on May 17, 2018.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: results of operations fluctuate and may not be indicative of our prospects; more established competitors; losses exceeding reserves; highly cyclical property and casualty reinsurance industry; downgrade or withdrawal of ratings by rating agencies; significant decrease in our capital or surplus; dependence on key executives; dependence on letter of credit facilities that may not be available on commercially acceptable terms; inability to service our indebtedness; limited cash flow and liquidity due to our indebtedness; inability to raise necessary funds to pay principal or interest on debt; potential lack of availability of capital in the future; credit risk associated with the use of reinsurance brokers; future strategic transactions such as acquisitions, dispositions, mergers or joint ventures; dependence on Third Point LLC to implement our investment strategy; decline in revenue due to poor performance of our investment portfolio; risks associated with our investment strategy being greater than those faced by competitors; termination by Third Point LLC of our investment management agreements; potential conflicts of interest with Third Point LLC; losses resulting from significant investment positions; credit risk associated with the default on obligations of counterparties; ineffective investment risk management systems; fluctuations in the market value of our investment portfolio; trading restrictions being placed on our investments; limited termination provisions in our investment management agreements; limited liquidity and lack of valuation data on our investments; U.S. and global economic downturns; specific characteristics of investments in mortgage-backed securities and other asset-backed securities, in securities of issues based outside the U.S., and in special situation or distressed companies; loss of key employees at Third Point LLC; Third Point LLC’s compensation arrangements may incentivize investments that are risky or speculative; increased regulation or scrutiny of alternative investment advisers affecting our reputation; suspension or revocation of our reinsurance licenses; potentially being deemed an investment company under U.S. federal securities law; failure of reinsurance subsidiaries to meet minimum capital and surplus requirements; changes in Bermuda or other law and regulation that may have an adverse impact on our operations; Third Point Re and/or Third Point Re BDA potentially becoming subject to U.S. federal income taxation; potential characterization of Third Point Re and/or Third Point Re BDA as a passive foreign investment company; subjection of our affiliates to the base erosion and anti-abuse tax; potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; and other risks and factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other periodic and current disclosures filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures and Other Financial Metrics
In presenting Third Point Re’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including net investment income (loss) on float, basic and diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.

About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Re BDA and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), writes property and casualty reinsurance business. Third Point Re BDA and Third Point Re USA each have an “A-” (Excellent) financial strength rating from A.M. Best Company, Inc.
Contact
Third Point Reinsurance Ltd.
Manoj Gupta - Head of Investor Relations and President, Third Point Reinsurance (USA) Ltd.
investorrelations@thirdpointre.bm
+1 441-542-3333

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of March 31, 2018 and December 31, 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	March 31, 2018	December 31, 2017
Assets
Equity securities, trading, at fair value (cost - $1,786,551; 2017 - $1,868,735)	$2,133,170	$2,283,050
Debt securities, trading, at fair value (cost - $669,752; 2017 - $711,322)	635,322	675,158
Other investments, at fair value	43,109	37,731
Total investments in securities	2,811,601	2,995,939
Cash and cash equivalents	6,410	8,197
Restricted cash and cash equivalents	543,173	541,136
Due from brokers	318,703	305,093
Derivative assets, at fair value	54,114	73,372
Interest and dividends receivable	4,167	3,774
Reinsurance balances receivable	684,897	476,008
Deferred acquisition costs, net	308,903	258,793
Unearned premiums ceded	15,061	1,049
Loss and loss adjustment expenses recoverable	1,332	1,113
Other assets	7,872	7,320
Total assets	$4,756,233	$4,671,794
Liabilities
Accounts payable and accrued expenses	$11,273	$34,632
Reinsurance balances payable	50,799	41,614
Deposit liabilities	129,957	129,133
Unearned premium reserves	884,758	649,518
Loss and loss adjustment expense reserves	761,631	720,570
Securities sold, not yet purchased, at fair value	355,447	394,278
Securities sold under an agreement to repurchase	19,067	29,618
Due to brokers	792,633	770,205
Derivative liabilities, at fair value	14,510	14,503
Performance fee payable to related party	20	—
Interest and dividends payable	3,049	4,275
Senior notes payable, net of deferred costs	113,777	113,733
Total liabilities	3,136,921	2,902,079
Commitments and contingent liabilities
Redeemable noncontrolling interests in related party	6,801	108,219
Shareholders' equity
Preference shares (par value $0.10; authorized, 30,000,000; none issued)	—	—
Common shares (Issued: 2018 - 102,244,248; 2017 - 107,227,347; Outstanding: 2018 - 102,244,248; 2017 - 103,282,427)	10,224	10,723
Treasury shares (2018 - 0; 2017 - 3,944,920)	—	(48,253)
Additional paid-in capital	1,029,179	1,099,599
Retained earnings	568,019	594,020
Shareholders’ equity attributable to Third Point Re common shareholders	1,607,422	1,656,089
Noncontrolling interests in related party	5,089	5,407
Total shareholders' equity	1,612,511	1,661,496
Total liabilities, noncontrolling interests and shareholders’ equity	$4,756,233	$4,671,794

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
For the three months ended March 31, 2018 and 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2018	2017
Revenues
Gross premiums written	$378,360	$146,354
Gross premiums ceded	(14,646)	(1,125)
Net premiums written	363,714	145,229
Change in net unearned premium reserves	(221,228)	(7,220)
Net premiums earned	142,486	138,009
Net investment income before management and performance fees to related parties	7,839	167,835
Management and performance fees to related parties	(10,047)	(39,325)
Net investment income (loss)	(2,208)	128,510
Total revenues	140,278	266,519
Expenses
Loss and loss adjustment expenses incurred, net	92,620	85,895
Acquisition costs, net	51,405	54,452
General and administrative expenses	9,481	10,572
Other expenses	3,995	2,901
Interest expense	2,029	2,026
Foreign exchange losses	6,611	15
Total expenses	166,141	155,861
Income (loss) before income tax expense	(25,863)	110,658
Income tax expense	(128)	(5,298)
Net income (loss)	(25,991)	105,360
Net income attributable to noncontrolling interests in related party	(10)	(1,174)
Net income (loss) available to Third Point Re common shareholders	$(26,001)	$104,186
Earnings (loss) per share available to Third Point Re common shareholders
Basic earnings (loss) per share available to Third Point Re common shareholders	$(0.26)	$1.00
Diluted earnings (loss) per share available to Third Point Re common shareholders	$(0.26)	$0.98
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	101,195,747	104,013,871
Diluted	101,195,747	105,701,599

THIRD POINT REINSURANCE LTD.
SEGMENT REPORTING

	Three months ended March 31, 2018			Three Months Ended March 31, 2017
	Property and Casualty Reinsurance	Corporate	Total	Property and Casualty Reinsurance	Corporate	Total
Revenues	($ in thousands)			($ in thousands)
Gross premiums written	$378,360	$—	$378,360	$146,354	$—	$146,354
Gross premiums ceded	(14,646)	—	(14,646)	(1,125)	—	(1,125)
Net premiums written	363,714	—	363,714	145,229	—	145,229
Change in net unearned premium reserves	(221,228)	—	(221,228)	(7,220)	—	(7,220)
Net premiums earned	142,486	—	142,486	138,009	—	138,009
Expenses
Loss and loss adjustment expenses incurred, net	92,620	—	92,620	85,895	—	85,895
Acquisition costs, net	51,405	—	51,405	54,452	—	54,452
General and administrative expenses	4,824	4,657	9,481	6,312	4,260	10,572
Total expenses	148,849	4,657	153,506	146,659	4,260	150,919
Net underwriting loss	(6,363)	n/a	n/a	(8,650)	n/a	n/a
Net investment income (loss)	2,599	(4,807)	(2,208)	36,120	92,390	128,510
Other expenses	(3,995)	—	(3,995)	(2,901)	—	(2,901)
Interest expense	—	(2,029)	(2,029)	—	(2,026)	(2,026)
Foreign exchange losses (1)	(6,611)	—	(6,611)	(15)	—	(15)
Income tax expense	—	(128)	(128)	—	(5,298)	(5,298)
Net income attributable to noncontrolling interests in related party	—	(10)	(10)	—	(1,174)	(1,174)
Segment income (loss)	$(14,370)	$(11,631)		$24,554	$79,632
Net income (loss) available to Third Point Re common shareholders			$(26,001)			$104,186
Property and Casualty Reinsurance - Underwriting Ratios (2):
Loss ratio	65.0%			62.2%
Acquisition cost ratio	36.1%			39.5%
Composite ratio	101.1%			101.7%
General and administrative expense ratio	3.4%			4.6%
Combined ratio	104.5%			106.3%

(1)
Foreign exchange losses primarily result from the revaluation of foreign currency loss and loss adjustment expense reserves denominated in non-U.S. dollar. Non-U.S. dollar reinsurance assets, or balances held in trust accounts securing reinsurance liabilities generally offset reinsurance liabilities in the same non-U.S. dollar currencies resulting in minimal net exposure. As a result, the foreign exchange losses on loss and loss adjustment expense reserves in the period are offset by corresponding foreign exchange gains included in net investment income resulting from the revaluation of foreign currency reinsurance collateral held in trust accounts, which is presented as part of the Property and Casualty segment. For the three months ended March 31, 2018, the Company modified the presentation of its operating segment to allocate foreign exchange losses to the Property and Casualty Reinsurance Segment to better align with the reinsurance activities that result in these foreign exchange gains and losses. These amounts had previously been presented as part of the Company’s corporate function. Prior period segment results have been adjusted to conform to this presentation.

(2)	Underwriting ratios are calculated by dividing the related expense by net premiums earned.

THIRD POINT REINSURANCE LTD.
NON-GAAP MEASURES AND RECONCILIATIONS & KEY PERFORMANCE INDICATORS
Non-GAAP Measures
Basic Book Value per Share and Diluted Book Value per Share
Basic book value per share and diluted book value per share are non-GAAP financial measures and there are no comparable GAAP measures. Basic book value per share, as presented, is a non-GAAP financial measure and is calculated by dividing shareholders’ equity attributable to Third Point Re common shareholders by the number of common shares outstanding, excluding the total number of unvested restricted shares, at period end. Diluted book value per share, as presented, is a non-GAAP financial measure and represents basic book value per share combined with the impact from dilution of all in-the-money share options issued, warrants and unvested restricted shares outstanding as of any period end. For unvested restricted shares with a performance condition, we include the unvested restricted shares for which we consider vesting to be probable. Change in basic book value per share is calculated by taking the change in basic book value per share divided by the beginning of period book value per share. Change in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share. We believe that long-term growth in diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.

	March 31, 2018	December 31, 2017
Basic and diluted book value per share numerator:	($ in thousands, except share and per share amounts)
Shareholders’ equity attributable to Third Point Re common shareholders	$1,607,422	$1,656,089
Effect of dilutive warrants issued to founders and an advisor	34,950	46,512
Effect of dilutive stock options issued to directors and employees	51,422	51,422
Diluted book value per share numerator	$1,693,794	$1,754,023
Basic and diluted book value per share denominator:
Common shares outstanding	102,244,248	103,282,427
Unvested restricted shares	(1,992,162)	(1,873,588)
Basic book value per share denominator:	100,252,086	101,408,839
Effect of dilutive warrants issued to founders and an advisor	3,494,979	4,651,163
Effect of dilutive stock options issued to directors and employees	5,123,531	5,123,531
Effect of dilutive restricted shares issued to directors and employees	1,155,187	905,412
Diluted book value per share denominator	110,025,783	112,088,945

Basic book value per share	$16.03	$16.33
Diluted book value per share	$15.39	$15.65
Net Investment Income on Float
Net investment income on float is an important aspect of our property and casualty reinsurance operation. In an insurance or reinsurance operation, float arises because premiums and proceeds from deposit accounted contracts are collected before losses are paid. In some instances, the interval between receipts and payments can extend over many years. During this time interval, insurance and reinsurance companies invest the premiums received and generate investment returns.We track cash flows generated by our property and casualty reinsurance operations, or float, in separate accounts that allow us to also track the net investment income generated on the float. We believe that net investment income generated on float is an important consideration in evaluating the overall contribution of our property and casualty reinsurance operation to our consolidated results. It is also explicitly considered as part of the evaluation of management’s performance for purposes of long-term incentive compensation. Net investment income on float as presented is a non-GAAP financial measure. See the table below for a reconciliation of net investment income on float to net investment income (loss).

	2018	2017
	($ in thousands)
Net investment income (loss)	$(2,208)	$128,510
Less:
Other investment income (loss)	(4)	267
Net investment income (loss) on investments managed by Third Point LLC	$(2,204)	$128,243
Less:
Net investment income (loss) on capital	(4,803)	92,123
Net investment income on float	$2,599	$36,120
Return on Beginning Shareholders’ Equity Attributable to Third Point Re Common Shareholders
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders, as presented, is a non-GAAP financial measure. Return on beginning shareholders’ equity attributable to Third Point Re common shareholders is calculated by dividing net income (loss) available to Third Point Re common shareholders by the beginning shareholders’ equity attributable to Third Point Re common shareholders. We believe that return on beginning shareholders’ equity attributable to Third Point Re common shareholders is an important measure because it assists our management and investors in evaluating the Company’s profitability. For the three months ended March 31, 2018, we have also adjusted the beginning shareholders’ equity attributable to Third Point Re common shareholders for the impact of the shares repurchased on a weighted average basis. For a period where there was a loss, this adjustment decreased the stated returns on beginning shareholders’ equity and for a period where there was a gain, this adjustment increased the stated returns on beginning shareholders’ equity.

	2018	2017
	($ in thousands)
Net income (loss) available to Third Point Re common shareholders	$(26,001)	$104,186
Shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	1,656,089	1,414,051
Impact of weighting related to shareholders’ equity from shares repurchased	(3,243)	(5,038)
Adjusted shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	$1,652,846	$1,409,013
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders	(1.6)%	7.4%
Key Performance Indicators
Net Investment Return on Investments Managed by Third Point LLC
Net investment return represents the return on our investments managed by Third Point LLC, net of fees. The net investment return on investments managed by Third Point LLC is the percentage change in value of a dollar invested over the reporting period on our investment assets managed by Third Point LLC, net of total noncontrolling interest. The stated return is net of withholding taxes, which are presented as a component of income tax expense in our condensed consolidated statements of income (loss). Net investment return is the key indicator by which we measure the performance of Third Point LLC, our investment manager.
Invested Asset Leverage
Invested asset leverage is a ratio calculated by dividing our net investments managed by Third Point LLC by shareholders’ equity attributable to Third Point Re common shareholders and is a key metric in assessing the amount of insurance float generated by our reinsurance operation that has been invested by our investment manager, Third Point LLC.  Given the sensitivity of our return on beginning shareholders’ equity to our net investment return on investments managed by Third Point LLC, invested asset leverage is an important metric that management monitors.  It is also an important metric by which we evaluate our capital adequacy for rating agency and regulatory purposes.  Maintaining an appropriate invested asset leverage in order to optimize our return potential, while maintaining sufficient rating agency and regulatory capital is an important aspect of how we manage the Company. We target an invested asset leverage ratio within a range of approximately 1.5 to 1.6, which we believe appropriately balances our return potential against the risk within our investment portfolio.